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                                                                      Exhibit 19

                              1111 Chester Avenue, Suite 750
                              Cleveland, Ohio 44114-3516
                              (216) 861-6300

                              (216) 861-6006 (FAX)

[DEFIANCE LOGO]

                                January 13, 1999

To Our Stockholders:

     The Board of Directors of Defiance, Inc. (the "Company") is pleased to inform you that, on January 7, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with New Hampshire Oak, Inc. ("Parent") and its wholly owned subsidiary, DN Acquisition Corporation (the "Purchaser"). Parent is owned by The General Chemical Group Inc. Pursuant to the Merger Agreement, the Purchaser has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of the Company's Common Stock, par value $0.05 per share (the "Shares"), at a price per Share of $9.50, net to the seller in cash, without interest thereon, subject to the terms and conditions in the Offer to Purchase dated January 13, 1999 (the "Offer to Purchase"). The Offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, February 11, 1999.

     Following the successful completion of the Offer, and upon satisfaction of certain conditions contained in the Merger Agreement, including approval by stockholder vote, if required, the Purchaser will be merged into the Company (the "Merger") and all Shares not purchased in the Offer (except any Shares as to which the holder has properly exercised his or her dissenter's rights of appraisal) will be converted into the right to receive $9.50 per Share in cash.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS. CONSEQUENTLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The recommendation of the Board of Directors is described in more detail in the Solicitation/ Recommendation Statement on Schedule 14D-9 (the "14D-9 Statement") filed by the Company with the Securities and Exchange Commission, a copy of which is enclosed with this letter. In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the 14D-9 Statement, including the opinion of McDonald Investments Inc., relating to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in the Offer and the Merger. A copy of this fairness opinion is attached as Annex B to the 14D-9 Statement. The 14D-9 Statement summarizes the various factors taken into account by the Board and contains important information relating to the Board's decision. Therefore, we urge you to read the 14D-9 Statement carefully in its entirety.

     In connection with the Merger Agreement and the Offer, all of the Company's directors, officers and certain employees of the Company and its subsidiaries have agreed to tender all of the Shares held by them pursuant to the Offer. Such Shares represent approximately 16.2% of the outstanding Shares on a fully diluted basis (such basis assumes all Shares underlying vested and unvested stock options are issued and outstanding).

     Also accompanying this letter is a copy of the Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering your Shares. These documents set forth the terms and conditions of the Offer and provide instructions as to how to tender your Shares.

     WE URGE YOU TO READ EACH OF THE ENCLOSED DOCUMENTS CAREFULLY AND CONSIDER ALL OF THE INFORMATION SET FORTH THEREIN IN MAKING A DECISION WITH RESPECT TO TENDERING YOUR SHARES PURSUANT TO THE OFFER AND IN EFFECTING YOUR TENDER, SHOULD YOU ELECT TO DO SO.

     The Company's Board of Directors and management thank you for the support you have given the Company.

                                          On behalf of the Board of Directors

                                          /s/ Thomas H. Roulston II
                                          THOMAS H. ROULSTON II
                                          Chairman of the Board of Directors